EXHIBIT 2.1





                      AGREEMENT AND PLAN OF SHARE EXCHANGE

                                       OF

                          SOUTHTRUST OF FLORIDA, INC.

                                      AND

                           HERITAGE BANCSHARES, INC.

                                  JOINED IN BY

                             SOUTHTRUST CORPORATION

                                   ARTICLE I

                               THE SHARE EXCHANGE

         Section 1.1      Constituent Corporations; Consummation of Share Exchange;
                          Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Section 1.2      Effect of Share Exchange  . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 1.3      Execution of Stock Option Agreement . . . . . . . . . . . . . . . . . . .   3

                                               ARTICLE II

                                      CONVERSION OF COMPANY SHARES

         Section 2.1      Manner of Conversion  . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 2.2      Company Stock Options and Warrants  . . . . . . . . . . . . . . . . . . .   4
         Section 2.3      Effectuating Exchange . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 2.4      Laws of Escheat . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

                                              ARTICLE III

                             REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Section 3.1      Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 3.2      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 3.3      Financial Statements; Filings . . . . . . . . . . . . . . . . . . . . . .   8
         Section 3.4      Loan Portfolio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 3.5      Certain Loans and Related Matters . . . . . . . . . . . . . . . . . . . .   9
         Section 3.6      Authority; No Violation . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.7      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.8      Broker's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.9      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . .  11
         Section 3.10     Legal Proceedings; Etc  . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.11     Taxes and Tax Returns . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.12     Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.13     Title and Related Matters . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.14     Real Estate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.15     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.16     Commitments and Contracts . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.17     Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.18     Registration Obligations  . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.19     State Takeover Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.20     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.21     Labor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.22     Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.23     Transactions with Management  . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.24     Proxy Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18


         Section 3.25     Deposit Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.26     Untrue Statements and Omissions . . . . . . . . . . . . . . . . . . . . .  19

                                               ARTICLE IV

                                   REPRESENTATIONS AND WARRANTIES OF
                                          SOUTHTRUST AND ST-FL

         Section 4.1      Organization and Related Matters of SouthTrust  . . . . . . . . . . . . .  19
         Section 4.2      Organization and Related Matters of ST-FL . . . . . . . . . . . . . . . .  20
         Section 4.3      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.4      Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.5      Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.6      Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . .  21
         Section 4.7      Legal Proceedings, Etc. . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.8      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.9      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.10     Accounting, Tax, Regulatory Matters . . . . . . . . . . . . . . . . . . .  22
         Section 4.11     Proxy Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.12     No Broker's or Finder's Fees  . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.13     Untrue Statements and Omissions . . . . . . . . . . . . . . . . . . . . .  22

                                               ARTICLE V

                                        COVENANTS AND AGREEMENTS

         Section 5.1      Conduct of the Business of the Company  . . . . . . . . . . . . . . . . .  23
         Section 5.2      Current Information . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.3      Access to Properties; Personnel and Records . . . . . . . . . . . . . . .  25
         Section 5.4      Approval of the Company Shareholders  . . . . . . . . . . . . . . . . . .  26
         Section 5.5      No Other Bids . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.6      Notice of Deadlines . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.7      Maintenance of Properties . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.8      Environmental Audits  . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.9      Title Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.10     Surveys . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.11     Compliance Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.12     Exemption Under Anti-Takeover Statutes  . . . . . . . . . . . . . . . . .  28
         Section 5.13     Collateral Merger and Other Agreements  . . . . . . . . . . . . . . . . .  28

                                               ARTICLE VI

                                  ADDITIONAL COVENANTS AND AGREEMENTS

         Section 6.1      Best Efforts; Cooperation . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 6.2      Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 6.3      Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

         Section 6.4      Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 6.5      Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                              ARTICLE VII

                                      MUTUAL CONDITIONS TO CLOSING

         Section 7.1      Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.2      Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.3      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 7.4      Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                                              ARTICLE VIII

                         CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST AND ST-FL

         Section 8.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.2      Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.4      Absence of Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.5      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.6      Consents Under Agreements . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.7      Material Condition  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 8.8      Matters Relating to Employment Agreements . . . . . . . . . . . . . . . .  33
         Section 8.9      Acknowledgment of Option Cancellation . . . . . . . . . . . . . . . . . .  33
         Section 8.10     Resignation of Officers and Directors . . . . . . . . . . . . . . . . . .  33
         Section 8.11     Outstanding Shares of the Company . . . . . . . . . . . . . . . . . . . .  33
         Section 8.12     Dissenters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 8.13     Certification of Claims . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                               ARTICLE IX

                                CONDITIONS TO OBLIGATIONS OF THE COMPANY

         Section 9.1      Representations and Warranties  . . . . . . . . . . . . . . . . . . . . .  34
         Section 9.2      Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 9.3      Certificate Representing Satisfaction of Conditions . . . . . . . . . . .  34
         Section 9.4      Absence of Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 9.5      Consents Under Agreements . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 9.6      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                               ARTICLE X

                                   TERMINATION, WAIVER AND AMENDMENT

         Section 10.1     Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 10.2     Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 10.3     Effect of Wrongful Termination. . . . . . . . . . . . . . . . . . . . . .  36

         Section 10.4     Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 10.5     Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 10.6     Non-Survival of Representations and Warranties  . . . . . . . . . . . . .  36

                                               ARTICLE XI

                                             MISCELLANEOUS

         Section 11.1     Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 11.2     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 11.3     Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 11.4     Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 11.5     Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 11.6     Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 11.7     Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 11.8     Persons Bound; No Assignment  . . . . . . . . . . . . . . . . . . . . . .  39
         Section 11.9     Exhibits and Schedules  . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 11.10    Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 11.11    Construction of Terms . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                      AGREEMENT AND PLAN OF SHARE EXCHANGE
                                       OF
                          SOUTHTRUST OF FLORIDA, INC.
                                      AND
                           HERITAGE BANCSHARES, INC.
                                  JOINED IN BY
                             SOUTHTRUST CORPORATION



                 This AGREEMENT AND PLAN OF SHARE EXCHANGE, dated as of the 28th day of June, 1996 (this "Agreement"), by and between SouthTrust of Florida, Inc., a Florida corporation ("ST-FL"), and Heritage Bancshares, Inc., a Florida corporation ("the Company"), and joined in by SouthTrust Corporation, a Delaware corporation ("SouthTrust").


                                WITNESSETH THAT:


                 WHEREAS, the Boards of Directors of ST-FL and the Company deem it in the best interests of ST-FL and of the Company and of their respective shareholders, that ST-FL and the Company engage in a share exchange pursuant to this Agreement and ST-FL acquire, by operation of law, all of the outstanding shares of capital stock of the Company (the "Share Exchange");

                 WHEREAS, the Boards of Directors of ST-FL and the Company have approved this Agreement and have directed that this Agreement be submitted to their respective shareholders for approval and adoption in accordance with the laws of the State of Florida and the United States;

                 WHEREAS, SouthTrust, the sole shareholder of ST-FL, will deliver, or cause to be delivered by ST-FL, to the shareholders of the Company the consideration to be paid pursuant to the Share Exchange in accordance with the terms of this Agreement;

                 WHEREAS, the Company owns all the issued and outstanding capital stock of Heritage National Bank, N.A., a national banking association ("the Bank"); and

                 WHEREAS, following the Share Exchange, it is contemplated that the Company will be merged with and into ST-FL and, thereafter, the Bank will be merged with and into such banking affiliate of SouthTrust ("ST-Bank") as SouthTrust may designate.

                 NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree that all of the outstanding shares of capital stock of the Company shall be acquired by ST-FL in a Share Exchange and that the terms and conditions of the Share Exchange and the mode of carrying the Share Exchange into effect shall be as hereinafter set forth.

                                   ARTICLE I

                               THE SHARE EXCHANGE


         Section 1.1 Constituent Corporations; Consummation of Share Exchange; Closing Date. (a) Subject to the provisions hereof, all of the issued and outstanding shares of capital stock of the Company shall be acquired by ST-FL (which has heretofore and shall hereinafter be referred to as the "Share Exchange") pursuant to Sections 607.1102 through 607.1106 of the Florida Business Corporation Act (the "FBCA"). The Share Exchange shall become effective on the date and at the time on which the Share Exchange is deemed effective by each of the Regulatory Authorities (as defined below) including the Department of Banking and Finance of the State of Florida, and appropriate Articles of Share Exchange are filed with the appropriate authorities (such time is hereinafter referred to as the "Effective Time of the Share Exchange"). Subject to the terms and conditions hereof, the Effective Time of the Share Exchange shall occur on the 10th business day following the later to occur of
(i) the effective date (including expiration of any applicable waiting period) of the last required Consent (as defined below) of any Regulatory Authority having authority over the transactions contemplated under this Agreement and
(ii) the date on which the shareholders of the Company, to the extent that their approval is required by applicable law, approve the transactions contemplated by this Agreement, or such other time as the parties may agree, or such other date, following satisfaction of (i) and (ii), as the parties may designate. As used in this Agreement, "Consent" shall mean a consent, approval or authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order, and "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "Justice Department"), the Board of Governors of the Federal Reserve System (the "FRB"), the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board) (the "OTS"), the Office of the Comptroller of the Currency (the "OCC"), the Federal Deposit Insurance Corporation (the "FDIC"), and all state regulatory agencies having jurisdiction over the parties, including the Department of Banking and Finance of the State of Florida (the "Department"), the National Association of Securities Dealers, Inc., all national securities exchanges and the Securities and Exchange Commission (the "SEC").

                          (b)     The closing of the Share Exchange (the
"Closing") shall take place at the principal offices of the Company at 10:00 a.m. local time on the day that the Effective Time of the Share Exchange occurs, or such other date and time and place as the parties hereto may agree (the "Closing Date"). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

                          (c)     The main office of the Company is located at
12998 South Cleveland Avenue, Ft. Myers, Florida 33907.

                          (d)     From and after the Effective Time of the
Share Exchange, until replaced pursuant to applicable laws, the directors of the Company and the Bank shall be those persons designated in writing by SouthTrust at or prior to the Effective Time of the Share Exchange and the officers of the Company and the Bank shall be those persons designated in writing by SouthTrust at or prior to the Effective Time of the Share Exchange. The current officers and directors of the Company and the Bank who are not designated by SouthTrust to serve as officers and directors of the Company and the Bank after the Effective Time of the Share Exchange shall deliver their resignations as officers and directors of the Company and the Bank to SouthTrust as of the Effective Time of the Share Exchange.

         Section 1.2 Effect of Share Exchange. From and after the Effective Time of the Share Exchange:

                          (a)     All issued and outstanding shares of capital
stock of the Company, subject to the rights of dissent prescribed by law and in accordance with Article II hereof, shall immediately, by operation of law, and without any further conveyance or transfer, become the property of ST-FL.

                          (b)     The business presently conducted by the
Company shall, subject to the actions of the Board of Directors and officers of the Company, shall be conducted by the Company as a wholly-owned subsidiary of ST-FL.

                          (c)     The Company shall continue to have all the
rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of Florida and no right or obligation of the Company shall be affected or impaired by the Share Exchange.

                          (d)     The shareholders of the Company, as of the
Effective Time of the Share Exchange, shall have the rights set forth in
Article II hereof.

         Section 1.3 Execution of Stock Option Agreement. Immediately after the execution of this Agreement, and as a condition thereto, the Company is executing and delivering to SouthTrust the Stock Option Agreement, which is annexed hereto as Exhibit I.



                                   ARTICLE II

                          CONVERSION OF COMPANY SHARES


         Section 2.1 Manner of Conversion. Subject to the provisions hereof, as of the Effective Time of the Share Exchange and by virtue of the Share Exchange and without any further action on the part of the holder of any shares of common stock of the Company, par value $1.00 ("the Company Shares"):

         (a) All of the Company Shares which are held by the Company as treasury stock, if any, shall be canceled and retired and no consideration shall be paid or delivered in exchange therefor.

         (b) Subject to the terms and conditions of this Agreement and except with regard to Dissenting Company Shares (as hereinafter defined), each Company Share outstanding immediately prior to the Effective Time of the Share Exchange shall be converted into the right to receive $22.65 in cash or immediately available funds (the "Cash Consideration") and all outstanding certificates representing the Company Shares shall thereafter represent solely the right to receive the Cash Consideration.

         (c) Each outstanding Company Share, the holder of which has demanded and perfected his demand for payment of the "fair or appraised" value of such share in accordance with Sections
                 607.1301 through 607.1320 of the FBCA (the "Dissent Provisions"), and has not effectively withdrawn or lost his right to such appraisal (the "Dissenting Company Shares"), shall not be converted into the right to receive the Cash Consideration payable in the Share Exchange but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. The Company shall give ST-FL prompt notice upon receipt by the Company of any written objection to the Share Exchange and any written demands for payment of the fair or appraised value of the Company Shares, and of withdrawals of such demands, and any other instruments provided to the Company pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of fair value for any Company Shares held by such Dissenting Shareholder shall receive payment therefor from the Company (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder's Company Shares shall be canceled. The Company shall not, except with the prior written consent of ST-FL, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of fair or appraised value, the Company Shares held by such Dissenting Shareholder shall thereupon be deemed to have been converted into the right to receive the Cash Consideration to be paid in the Share Exchange as provided by this Agreement.

         Section 2.2 Company Stock Options and Warrants. As of the Effective Time of the Share Exchange, all rights with respect to the Company Shares issuable pursuant to the exercise of options, warrants or other rights to purchase or acquire Company Shares (collectively, the "Company Options") granted by the Company pursuant to stock option plans or other agreements of the Company (the "Company Option Arrangements"), which Company Options as of the date hereof are listed and described in Disclosure Schedule 2.2 hereof and which Company Options are outstanding at the Effective Time of the Share Exchange, whether or not such Company Options are then exercisable, shall be canceled, and each Company Share subject to such Company Options shall be converted into the right to receive the difference between the Cash Consideration and the exercise price applicable to each such Company Share.

         Section 2.3 Effectuating Exchange. (a) As promptly as practicable after the Effective Time of the Share Exchange, ST-FL shall send or cause to be sent to each former holder of record of the Company Shares transmittal materials (the "Letter of Transmittal") for use in exchanging their certificates formerly representing the Company Shares for the Cash Consideration provided for in this Agreement. As soon as practicable after receipt of properly completed Letters of Transmittal, and stock certificates evidencing the Company Shares held by the former holders of the Company Shares, ST-FL shall cause the appropriate Cash Consideration to be paid to the former holders of the Company Shares submitting such Letters of Transmittal. Amounts that would have been payable to Dissenting Shareholders for the Company Shares but for the fact of their dissent in accordance with the provisions of Section 2.1(d) hereof shall be administered in accordance with the Dissent Provisions.

                 (b) At the Effective Time of the Share Exchange, the stock transfer books of the Company shall be closed as to holders of the Company Shares immediately prior to the Effective Time of the Share Exchange and no transfer of the Company Shares by any such holder shall thereafter be made or recognized and each outstanding certificate formerly representing the Company Shares shall, without any action on the part of any holder thereof, no longer represent the Company Shares. If, after the Effective Time of the Share Exchange, certificates are properly presented to ST-FL, such certificates shall be exchanged for the Cash Consideration contemplated by this Agreement into which the Company Shares represented thereby were converted in the Share Exchange.

                 (c) In the event that any holder of record as of the Effective Time of the Share Exchange of the Company Shares is unable to deliver the certificate which represents such holder's Company Shares, ST-FL, in the absence of actual notice that any Company Shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such holder the Cash Consideration contemplated by this Agreement to which such holder is entitled in accordance with the provisions of this Agreement upon the presentation of all of the following:

                 (i) An affidavit or other evidence to the reasonable satisfaction of ST-FL and/or the transfer agent of ST-FL or SouthTrust that any such certificate has been lost, wrongfully taken or destroyed;

                 (ii) Such security and indemnity as are requested by ST-FL and/or the transfer agent of ST-FL or SouthTrust to indemnify and hold ST-FL and its transfer agent harmless; and

                 (iii) Evidence to the satisfaction of ST-FL and/or the transfer agent of ST-FL or SouthTrust that such holder is the owner of the Company Shares theretofore represented by each certificate claimed by such holder to be lost, wrongfully taken or destroyed and that such holder is the person who would be entitled to present each such certificate for exchange pursuant to this Agreement.

                 (d) In the event that the delivery of the Cash Consideration contemplated by this Agreement is to be made to a person other than the person in whose name any certificate representing the Company Shares surrendered is registered, such certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer), with the signature(s) appropriately guaranteed, and otherwise in proper form for transfer, and the person requesting such delivery shall pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of such certificate surrendered or establish to the satisfaction of ST-FL that such tax has been paid or is not applicable.

                 (e) Until surrendered in accordance with the provisions of this Section 2.2, each certificate representing the Company Shares shall represent for all purposes the right to receive the Cash Consideration contemplated by this Agreement and shall not represent the right to receive any other consideration, including, but not limited to dividends of the Bank or, interest with respect to such Cash Consideration.


         Section 2.4 Laws of Escheat. If any of the consideration due to be paid or delivered to the holders of the Company Shares is not paid or delivered within the time period specified by any applicable laws concerning abandoned property, escheat or similar laws, and if such failure to pay or deliver such consideration occurs or arises out of the fact that such property is not claimed by the proper owner thereof, ST-FL shall be entitled to dispose of any such consideration or other payments in accordance with applicable laws concerning abandoned property, escheat or similar laws. Any other provision of this Agreement notwithstanding, none of the Company, SouthTrust, ST-FL, the Bank, ST-Bank nor any other person acting on their behalf shall be liable to a holder of the Company Shares for any amount paid or property delivered in good faith to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.



                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


         The Company hereby represents and warrants to SouthTrust and ST-FL as follows as of the date hereof and as of all times up to and including the Effective Time of the Share Exchange (except as otherwise provided):

         Section 3.1 Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and the Company is duly licensed or qualified to do business in all jurisdictions where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, assets, operations, financial condition or results of operations (such business, assets, operations, financial condition or results of operations hereinafter collectively referred to as the "Condition") of the Company on a consolidated basis. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Articles or Certificate of Incorporation and the Bylaws of the Company, each as amended to the date hereof, have been delivered to SouthTrust.

                 (b) The Bank is a national banking association organized, validly existing and in good standing under the laws of the United States. The Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as such business is now being conducted, and the Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the Condition of the Bank. True and correct copies of the Articles of Association and Bylaws of the Bank, as amended to the date hereof, have been delivered to SouthTrust.

                 (c) Each of the Company, the Bank and their respective subsidiaries has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for each of them to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of the Company on a consolidated basis.

                 (d) Except for the Bank, the Company does not own any capital stock of any subsidiary, and the Bank does not own any capital stock of any subsidiary; the Company and the Bank do not have any interest in any partnership or joint venture. For purposes of this Agreement, a "subsidiary" means any corporation or other entity of which the party referred to beneficially owns, controls, or has the power to vote, directly or indirectly, more than 5% of the outstanding equity securities.

                 (e) The minute books of the Company, the Bank and any of their subsidiaries contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by their respective shareholders and Boards of Directors (including all committees thereof).

         Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $1.00 per share (hereinbefore and hereinafter referred to as "Company Shares"), 543,972 shares of which as of the date hereof are issued and outstanding (none of which is held in the treasury of the Company). All of the issued and outstanding Company Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments, or other rights or instruments to purchase or acquire any shares of capital stock of the Company, or any securities or rights convertible into or exchangeable for shares of capital stock of the Company, except for warrants, options or rights to purchase an aggregate of 198,808 Company Shares (which are described in more detail in Disclosure Schedule 2.2).

                 (b) The authorized capital stock of the Bank consists of 10,000,000 shares of common stock, par value $1.00 per share, 543,972 shares of which as of the date hereof are issued and outstanding (none of which are held in the treasury of the Bank). All of the issued and outstanding Bank Shares have been duly authorized and validly issued and all such shares are fully paid and nonassessable. As of the date hereof, there are no outstanding options, warrants, commitments or other rights or instruments to purchase or acquire any shares of capital stock of the Bank, or any securities or rights convertible into or exchangeable for shares of capital stock of the Bank.

                 (c) Except as may be limited or required by applicable laws relating to national banking associations, all of the issued and outstanding shares of capital stock of the Bank:

                          (i)     are owned by the Company; and

                          (ii) are so owned free and clear of all liens and encumbrances and adverse claims thereto.

         Section 3.3      Financial Statements; Filings.  (a)       The Company
has previously delivered to SouthTrust and ST-FL copies of the consolidated financial statements of the Company as of and for the years ended December 31, 1995, 1994 and 1993 and the consolidated financial statements of the Company as of and for the period ended March 31, 1996, and the Company shall deliver to SouthTrust and ST-FL, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent quarter (or other reporting period) or year of the Company, the consolidated financial statements of the Company as of and for such subsequent quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of the Company").

                 (b) The Bank has previously delivered to SouthTrust and ST-FL copies of the financial statements of the Bank as of and for the year ended December 31, 1995, 1994 and 1993 and the financial statements of the Bank as of and for the period ended March 31, 1996, and the Bank shall deliver to SouthTrust and ST-FL, as soon as practicable following the preparation of additional financial statements for each subsequent quarter (or other reporting period) or year of the Bank, the financial statements of the Bank as of and for such subsequent quarter (or other reporting period) or year (such financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of the Bank").

                 (c) The Bank has previously delivered to SouthTrust and ST-FL copies of the Call Reports of the Bank as of and for the years ended December 31, 1995, 1994 and 1993 and the Call Reports of the Bank as of and for the period ended March 31, 1996, and the Bank shall deliver to SouthTrust and ST-FL, as soon as practicable following the preparation of additional Call Reports for each subsequent calendar quarter (or other reporting period) or year of the Bank, the Call Reports of the Bank as of and for each such subsequent calendar quarter (or other reporting period) or year (such Call Reports, unless otherwise indicated, being hereinafter referred to collectively as the "Call Reports of the Bank").

                 (d) Each of the Financial Statements of the Company, each of the Financial Statements of the Bank, and each of the Call Reports of the Bank (including the related notes, where applicable) have been or will be prepared in all material respects in accordance with generally accepted accounting principles or regulatory accounting principles, whichever is applicable, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of the Company and the Bank have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions. Each of the Financial Statements of the Company, each of the Financial Statements of the Bank, and each of the Call Reports of the Bank (including the related notes, where applicable) fairly present or will fairly present the financial position of the Company on a consolidated basis and the financial position of the Bank (as the case may be) as of the respective dates thereof and fairly present or will fairly present the results of operations of the Company on a consolidated basis and the results of operations of the Bank (as the case may be) for the respective periods therein set forth.

                 (e) To the extent not prohibited by law, the Company has heretofore delivered or made available, or caused to be delivered or made available, to SouthTrust and ST-FL all reports and filings made or required to be made by the Company, the Bank or any of their subsidiaries with the Regulatory Authorities, and will from time to time hereafter furnish, or cause the Bank to furnish to SouthTrust and ST-FL, upon filing or furnishing the same to the Regulatory Authorities, all such reports and filings made after the date hereof with the Regulatory Authorities. As of the respective dates of such reports and filings, all such reports and filings did not and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (f) Since December 31, 1995, none of the Company, the Bank or any of their subsidiaries has incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of the Company on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of the Company, the Financial Statements of the Bank or the Call Reports of the Bank, or reflected in the notes thereto, or (ii) which were incurred after December 31, 1995 in the ordinary course of business consistent with past practices. Since December 31, 1995, neither the Company nor the Bank have incurred or paid any obligation or liability which would be material to the Condition of the Company on a consolidated basis, except as may have been incurred or paid in the ordinary course of business, consistent with past practices.

         Section 3.4      Loan Portfolio.  Except as set forth in Disclosure
Schedule 3.4, (i) all evidences of indebtedness in original principal amount in excess of $15,000.00 reflected as assets in the Financial Statements of the Company, the Financial Statements of the Bank and the Call Reports of the Bank as of and for the year ended December 31, 1995 and the period ended March 31, 1996 were as of such dates in all respects the binding obligations of the respective obligors named therein in accordance with their respective terms,
(ii) the allowances for possible loan losses shown on the Financial Statements of the Company, the Financial Statements of the Bank and the Call Reports of the Bank as of and for the year ended December 31, 1995 and the period ended March 31, 1996 were, and the allowance for possible loan losses to be shown on the Financial Statements of the Company, the Financial Statements of the Bank and the Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for possible losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including accrued interest receivable) of the Company and the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit), and (iii) each such allowance described in (ii) above has been established in accordance with the accounting principles described in Section 3.3(d).

         Section 3.5 Certain Loans and Related Matters. Except as set forth in Disclosure Schedule 3.5, none of the Company, the Bank or any of their respective subsidiaries are parties to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $15,000.00 per loan, under the terms of which the obligor is sixty (60) days delinquent in payment of principal or interest or, to the knowledge of the Company or the Bank, in default of any other provision as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified or, in the exercise of reasonable diligence by the Company, the Bank, their respective subsidiaries or any Regulatory Authority, should have been classified as "substandard," "doubtful," "loss," "other loans especially mentioned", "other assets especially mentioned" or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company, the Bank or any of their respective subsidiaries or any ten percent (10%) shareholder of the Company, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement, to the knowledge of the Company or the Bank, in violation of any law, regulation or rule applicable to the Company, the Bank or any of their respective subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any of the Regulatory Authorities, and which violation could have a material adverse effect on the Condition of the Company on a consolidated basis. As of the date of any Financial Statement of the Company, any Financial Statement of the Bank and any Call Report of the Bank subsequent to the execution of this Agreement, including the date of the Financial Statements of the Company, the Financial Statements of the Bank, and the Call Reports of the Bank that immediately precede the Effective Time of the Share Exchange, there shall not have been any material increase in the loan agreements, notes or borrowing arrangements described in (i) through (iv) above and Disclosure
Schedule 3.5.

         Section 3.6 Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to the approval of the shareholders of the Company and to the receipt of the Consents of the Regulatory Authorities, to consummate the transactions contemplated hereby. The Board of Directors of the Company has duly and validly approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement, has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and, except for the adoption of such Agreement by its shareholders, no other corporate proceedings on the part of the Company are necessary to consummate the transactions so contemplated. This Agreement, when duly and validly executed by the Company and delivered by the Company, will constitute a valid and binding obligation of the Company, and will be enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought.

                 (b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Articles or Certificate of Incorporation or Bylaws of the Company or the Articles of Association or Bylaws of the Bank, (ii) to the Company's and the Bank's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company or the Bank or any of their respective subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which the Company or the Bank or any of their respective subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or the Bank or any of their respective subsidiaries or any of their respective material properties or assets, except for (X) such conflicts, breaches or defaults as are set forth in Disclosure Schedule 3.6(b); and (Y) with respect to (B) and

(C) above, such as individually or in the aggregate will not have a material adverse effect on the Condition of the Company on a consolidated basis.

         Section 3.7 Consents and Approvals. Except for (i) approval of this Agreement by the shareholders of ST-FL and the Company; (ii) filing of Articles or Certificate of Share Exchange with the State of Florida; and (iii) as set forth in Disclosure Schedule 3.7, no Consents of any person are necessary in connection with the execution and delivery by the Company of this Agreement, and the consummation by the Company of the Share Exchange and the other transactions contemplated hereby.

         Section 3.8 Broker's Fees. None of the Company, the Bank or any of their respective subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that the Company and the Bank have engaged The Chicago Corporation and Community Bank and Thrift Advisory Services, Inc. to act as its financial advisors and to render certain other services in connection with the transactions contemplated by this Agreement.

         Section 3.9 Absence of Certain Changes or Events. Since December 31, 1995, there has not been (i) any declaration, payment or setting aside of any dividend or distribution (whether in cash, stock or property) in respect of the Company Shares or (ii) any change or any event involving a prospective change in the Condition of the Company on a consolidated basis which has had, or is reasonably likely to have, a material adverse effect on the Condition of the Company on a consolidated basis or on the Company, the Bank or any of their respective subsidiaries generally, including, without limitation any change in the administration or supervisory standing or rating of the Company, the Bank or any of their respective subsidiaries with any Regulatory Authority, and no fact or condition exists as of the date hereof which might reasonably be expected to cause any such event or change in the future.

         Section 3.10 Legal Proceedings; Etc. Except as set forth in Disclosure Schedule 3.10, none of the Company, the Bank or any of their respective subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, the Bank and their respective subsidiaries, threatened, judicial, administrative, arbitral or other proceedings, claims, actions, causes of action or governmental investigations against the Company, the Bank or any of their respective subsidiaries challenging the validity of the transactions contemplated by this Agreement and, to the knowledge of the Company, the Bank and their respective subsidiaries as of the date hereof, there is no material proceeding, claim, action or governmental investigation against the Company, the Bank or any of their respective subsidiaries; no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator is outstanding against the Company, the Bank or any of their respective subsidiaries which has a material adverse effect on the Condition of the Company on a consolidated basis; there is no default by the Company, the Bank or any of their respective subsidiaries under any material contract or agreement to which the Company, the Bank or any of their respective subsidiaries is a party; and none of the Company, the Bank or any of their respective subsidiaries is a party to any agreement, order or memorandum in writing by or with any Regulatory Authority restricting the operations of the Company, the Bank or any of their respective subsidiaries and none of the Company, the Bank or any of their respective subsidiaries has been advised by any Regulatory Authority that any such Regulatory Authority is contemplating issuing or requesting the issuance of any such order or memorandum in the future.

         Section 3.11 Taxes and Tax Returns. (a) The Company has previously delivered or made available to SouthTrust and ST-FL copies of the federal income tax returns of the Company and, if consolidated returns do not exist for all periods, of the Bank and each of their respective subsidiaries, for the years December 31, 1995, 1994 and 1993 and all schedules and exhibits thereto, and, to the knowledge of the Company, the Bank and their respective subsidiaries, such returns have not been examined by the Internal Revenue Service. Except as reflected in Disclosure Schedule 3.11, the Company, the Bank and their respective subsidiaries have duly filed in correct form all federal, state and local information returns and tax returns required to be filed by either of them on or prior to the date hereof, and the Company, the Bank and their respective subsidiaries have duly paid or made adequate provisions for the payment of all taxes and other governmental charges which have been incurred or are due or claimed to be due from either of them by any federal, state or local taxing authorities (including, without limitation, those due in respect of the properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls of the Company, the Bank and their respective subsidiaries) other than taxes and other charges which (i)(A) are not yet delinquent or (B) are being contested in good faith or (ii) have not been finally determined. The amounts set forth as liabilities for taxes on the Financial Statements of the Company, the Financial Statements of the Bank and the Call Reports of the Bank are sufficient, in the aggregate, for the payment of all unpaid federal, state and local taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the periods then ended, and have been computed in accordance with generally accepted accounting principles. Neither the Company nor any of its subsidiaries is responsible for the taxes of any other person other than the Company and its subsidiaries, under treasury Regulation 1.1502-6 or any similar provision of federal, state or foreign law.

                 (b) (i) Proper and accurate amounts have been withheld by the Company, the Bank and their respective subsidiaries from their employees and, to the knowledge of the Company and the Bank, from others for all prior periods in compliance in all material respects with the tax withholding provisions of all applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) federal, state and local returns have been filed by the Company, the Bank and their respective subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes and (iii) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by either the Company or the Bank in the Financial Statements of the Company or the Financial Statements of the Bank, as the case may be.

         Section 3.12 Employee Benefit Plans. (a) None of the Company, the Bank or any of their respective subsidiaries has or maintains any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), except as described in Disclosure
Schedule 3.12(a).

                 (b) None of the Company, the Bank or any of their respective subsidiaries (or any pension plan maintained by either of them) has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") or the Internal Revenue Service with respect to any pension plan qualified under
Section 401 of the Code, except liabilities to the PBGC pursuant to Section 4007 of ERISA, all which have been fully paid. No reportable event under
Section 4043(b) of ERISA (including events waived by PBGC regulation) has occurred with respect to any such pension plan.

                 (c) None of the Company, the Bank or any of their respective subsidiaries has incurred any material liability under Section 4201 of ERISA for a complete or partial withdrawal from, or agreed to participate in, any multi-employer plan as such term is defined in Section 3(37) of ERISA.

                 (d) All "employee benefit plans," as defined in Section 3(3) of ERISA, that are maintained by the Company, the Bank and their respective subsidiaries comply, in all material respects with ERISA. None of the Company, the Bank or any of their respective subsidiaries has any material liability under any such plan that is not reflected in the Financial Statements of the Company or the Call Reports of the Bank.

                 (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any employee benefit plan maintained by the Company, the Bank or any of their respective subsidiaries (i) which would result in the imposition, directly or indirectly, of a material excise tax under Section 4975 of the Code or a material civil penalty under Section 502(i) of ERISA, or (ii) the correction of which would have a material adverse effect on the Condition of the Company, the Bank or any of their respective subsidiaries; and, to the best knowledge of the Company, the Bank and their respective subsidiaries no actions have occurred which could result in the imposition of a penalty under any section or provision of ERISA.

                 (f) No employee benefit plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                 (g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any officer or employee of the Company, the Bank or any of their respective subsidiaries under any benefit plan or otherwise, (ii) materially increase any benefits otherwise payable under any benefit plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent, except as set forth in Disclosure Schedule 3.12(g).

         Section 3.13 Title and Related Matters. (a) Except as set forth in Disclosure Schedule 3.13(a), the Company, the Bank and their respective subsidiaries have good title, and as to owned real property, have good and marketable title in fee simple absolute, to all assets and properties, real or personal, tangible or intangible, reflected as owned by or leased or subleased by or carried under the name of either of them on the Financial Statements of the Company, the Financial Statements of the Bank, or the Call Reports of the Bank or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1995, free and clear of all liens, encumbrances, mortgages, security interests, restrictions, pledges or claims, except for (i) those liens, encumbrances, mortgages, security interests, restrictions, pledges or claims reflected in the Financial Statements of the Company, the Financial Statements of the Bank, and the Call Reports of the Bank or incurred in the ordinary course of business after December 31, 1995, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, and
(iii) liens, encumbrances, mortgages, security interests, pledges, claims and title imperfections that are not in the aggregate material to the Condition of the Company on a consolidated basis.

                 (b) All agreements pursuant to which the Company, the Bank or any of their respective subsidiaries leases, subleases or licenses material real or material personal properties from others are valid, binding and enforceable in accordance with their respective terms, and there is not, under any of such leases or licenses, any existing default or event of default, or any event which with notice or lapse of time, or both, would constitute a default or force majeure, or provide the basis for any other claim of excusable delay or nonperformance, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of the Company on a consolidated basis.

                 (c) Other than real estate owned, acquired by foreclosure or voluntary deed in lieu of foreclosure (i) all of the buildings, structures and fixtures owned, leased or subleased by the Company, the Bank and their respective subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations, and (ii) all of the material personal properties owned, leased or subleased by the Company, the Bank and their respective subsidiaries are in good operating condition and repair, subject only to ordinary wear and tear and/or minor defects which do not interfere with the continued use thereof in the conduct of normal operations.

         Section 3.14 Real Estate. (a) Disclosure Schedule 3.14(a) identifies and sets forth a complete legal description for each parcel of real estate or interest therein owned, leased or subleased by the Company, the Bank or any of their respective subsidiaries or in which the Company, the Bank or any of their respective subsidiaries has any ownership or leasehold interest.

                 (b) Disclosure Schedule 3.14(b) lists or otherwise describes each and every written or oral lease or sublease under which the Company, the Bank or any of their respective subsidiaries is the lessee of any real property and which relates in any manner to the operation of the businesses of the Company, the Bank or any of their respective subsidiaries. All rentals due under such leases have been paid and there exists no material default under the terms of any lease and no event has occurred which, upon the passage of time or giving of notice, or both, would result in any event of default or prevent the Company, the Bank or any of their respective subsidiaries, as appropriate, from exercising and obtaining the benefits of any options or other rights contained therein, except for defaults which individually or in the aggregate would not have a material adverse effect on the Condition of the Company on a consolidated basis. Except as set forth in Disclosure Schedule 3.14(b), the Company, the Bank and their respective subsidiaries have all right, title and interest as a lessee under the terms of each lease or sublease, free and clear of all liens, claims or encumbrances (other than the rights of the lessor), and all such leases are valid and in full force and effect. the Company, the Bank and their respective subsidiaries have the right under each such lease and sublease to occupy, use, possess, and control all property leased or subleased by the Company, the Bank and their respective subsidiaries and, as of the Effective Time of the Share Exchange, shall have the right to transfer each lease or sublease pursuant to this Agreement.

                 (c) To the knowledge of the Company and the Bank, none of the Company, the Bank or any of their respective subsidiaries has violated, or is currently in violation of, any law, regulation or ordinance relating to the ownership or use of the real estate and real estate interests described in Disclosure Schedules 3.14(a) and 3.14(b) including, but not limited to any law, regulation or ordinance relating to zoning, building, occupancy or comparable matter which individually or in the aggregate would have a material adverse effect on the Condition of the Company on a consolidated basis.

                 (d) As to each parcel of real property owned or used by the Company, the Bank or any of their respective subsidiaries, none of the Company, the Bank or any of their respective subsidiaries has received notice of any pending or, to the knowledge of the Company, the Bank and their respective subsidiaries threatened condemnation proceedings, litigation proceedings or mechanics or materialmen's liens.

         Section 3.15     Environmental Matters.

                 (a) Each of the Company, the Bank, their respective subsidiaries and the Participation Facilities (as defined below), are, and have been, in compliance with all applicable laws, rules, regulations, standards and requirements of the United States Environmental Protection Agency and all state and local agencies with jurisdiction over pollution or protection of the environment, except for violations which, individually or in the aggregate, will not have a material adverse effect on the Condition of the Company on a consolidated basis.

                 (b) There is no litigation pending or, to the knowledge of the Company, the Bank and their respective subsidiaries, threatened before any court, governmental agency or board or other forum in which the Company, the Bank or any of their respective subsidiaries or any Participation Facility has been or, with respect to threatened litigation, may be, named as defendant
(i) for alleged noncompliance (including by any predecessor), with any Environmental Law (as defined below) or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring or on a site owned, leased or operated by the Company, the Bank or any of their respective subsidiaries or any Participation Facility, except for such litigation pending or threatened that will not, individually or in the aggregate, have a material adverse effect on the Condition of the Company on a consolidated basis.

                 (c) To the knowledge of the Company, the Bank and their respective subsidiaries, there is no reasonable basis for any litigation of a type described in Sections 3.15(b) or 3.15(c) of this Agreement, except as will not have, individually or in the aggregate, a material adverse effect on the Condition of the Company on a consolidated basis.

                 (d) During the period of (i) ownership or operation by the Company, the Bank or any of their respective subsidiaries of any of their respective current properties or (ii) participation by the Company, the Bank or any of their respective subsidiaries in the management of any Participation Facility, there have been no releases of Hazardous Material or oil in, on, under or affecting such properties, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on the Condition of the Company on a consolidated basis.

                 (e) Prior to the period of (i) ownership or operation by the Company, the Bank or any of their respective subsidiaries of any of their respective current properties or (ii) participation by the Company, the Bank or any of their respective subsidiaries in the management of any Participation Facility, to the knowledge of the Company, the Bank and their respective subsidiaries, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except where such releases have not and will not, individually or in the aggregate, have a material adverse effect on the Condition of the Company on a consolidated basis.

                 (f) "Environmental Law" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any regulatory agency relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by substance as a component; "Hazardous Material" means any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section
9601 et seq., or any similar federal, state or local law; "Participation Facility" means any facility in which the Company, the Bank or any of their respective subsidiaries has engaged in Participation in the Management of such facility, but only with respect to such facility; and "Participation in the Management" of a Participation Facility has the meaning set forth in 40 C.F.R.
Section  300.1100(c).

         Section 3.16 Commitments and Contracts. Except as set forth in Disclosure Schedule 3.16, none of the Company, the Bank or any of their respective subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

                 (a) Any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee, including in any such person's capacity as a consultant (other than those which either are terminable at will without any further amount being payable thereunder or as a result of such termination by the Company, the Bank or any of their respective subsidiaries);

                 (b)      Any labor contract or agreement with any labor union;

                 (c) Any contract covenants which limit the ability of the Company, the Bank or any of their respective subsidiaries to compete in any line of business or which involve any restriction of the geographical area in which the Company, the Bank or any of their respective subsidiaries may carry on its business (other than as may be required by law or applicable regulatory authorities);

                 (d) Any lease (other than real estate leases described on Disclosure Schedule 3.14(b)) or other agreements or contracts with annual payments aggregating $5,000 or more; or

                 (e) Any other contract or agreement which would be required to be disclosed in reports filed by the Company with the SEC or the FRB and which has not been so disclosed.

         Section 3.17 Regulatory Matters. None of the Company, the Bank or any of their respective subsidiaries has agreed to take any action or has any knowledge of any fact or has agreed to any circumstance that would materially impede or delay receipt of any Consents of any Regulatory Authorities referred to in this Agreement including, matters relating to the Community Reinvestment Act and protests thereunder.

         Section 3.18 Registration Obligations. None of the Company, the Bank or any of their respective subsidiaries is under any obligation, contingent or otherwise, which will survive the Share

Exchange to register any of its securities under the Securities Act of 1933 or any state securities laws.

         Section 3.19 State Takeover Laws. This Agreement and the transactions contemplated hereby are not subject to or restricted by any applicable state anti-takeover statute.

         Section 3.20 Insurance. Disclosure Schedule 3.20 sets forth a description of the policies of fire, theft, liability and other insurance (including fidelity bonds) maintained with respect to the assets or businesses of the Company, the Bank and their respective subsidiaries as of the date hereof, including, without limitation, the names of the insurance carriers, the effective dates of such policies and the coverage of such policies. Such policies of insurance are in full force and effect as of the date hereof and no event has occurred which constitutes an event of default thereunder or which, with the passage of time or the giving of notice, or both, would constitute an event of default thereunder or provide the basis for any other claim of excusable delay or non-performance by the insurance carrier thereunder. Except as set forth in Disclosure Schedule 3.20, there are as of the date hereof no claims pending, or to the knowledge of the Company and the Bank and their respective subsidiaries, threatened with respect to such policies of insurance.

         Section 3.21 Labor. No work stoppage involving the Company, the Bank or any of their respective subsidiaries is pending as of the date hereof or, to the knowledge of the Company, the Bank and their respective subsidiaries, threatened. None of the Company, the Bank or any of their respective subsidiaries is involved in, or, to the knowledge of the Company, the Bank and their respective subsidiaries, threatened with or affected by, any proceeding asserting that the Company, the Bank or any of their respective subsidiaries has committed an unfair labor practice or any labor dispute, arbitration, lawsuit or administrative proceeding which might reasonably be expected to have a material adverse effect on the Condition of the Company on a consolidated basis. No union represents or claims to represent any employees of the Company, the Bank or any of their respective subsidiaries, and, to the knowledge of the Company, the Bank and their respective subsidiaries, no labor union is attempting to organize employees of the Company, the Bank or any of their respective subsidiaries.

         Section 3.22 Compliance with Laws. Each of the Company, the Bank and their respective subsidiaries has conducted its business in accordance with all applicable federal, foreign, state and local laws, regulations and orders, and each is in compliance with such laws, regulations and orders, except for such violations or non-compliance, which when taken together as a whole, will not have a material adverse effect on the Condition of the Company on a consolidated basis. Except as disclosed in Disclosure Schedule 3.22, and to the knowledge of the Company and the Bank, none of the Company, the Bank or any of their respective subsidiaries:

                 (a) Is in violation of any laws, orders or permits applicable to its business or the employees or agents or representatives conducting its business, except for violations which individually or in the aggregate do not have and will not have a material adverse effect on the Condition of the Company on a consolidated basis; and

                 (b) Has received a notification or communication from any agency or department of federal, state or local government or the Regulatory Authorities or the staff thereof (i) asserting that the Company, the Bank or any of their respective subsidiaries is not in compliance with any laws or orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have a material adverse effect on the Condition of the Company on a consolidated basis,
                          (ii) threatening to revoke any permit, the revocation of which is not reasonably likely to have a material adverse effect on the Condition of the Company on a consolidated basis, (iii) requiring the Company, the Bank or any of their respective subsidiaries to enter into any cease and desist order, formal agreement, commitment or memorandum of understanding, or to adopt any resolutions or similar undertakings, or
                          (iv) directing, restricting or limiting, or purporting to direct, restrict or limit in any manner, the operations of the Company, the Bank or any of their respective subsidiaries, including, without limitation, any restrictions on the payment of dividends.

         Section 3.23 Transactions with Management. Except for (a) deposits, all of which are on terms and conditions comparable to those made available to other customers of the Bank at the time such deposits were entered into, (b) the agreements listed on Disclosure Schedule 3.16, and (c) the items described on Disclosure Schedule 3.23, there are no contracts with or commitments to present or former stockholders, directors, officers or employees involving the expenditure of more than $1,000 as to any one individual, including, with respect to any business directly or indirectly controlled by any such person, or $5,000 for all such contracts for commitments in the aggregate for all such individuals.

         Section 3.24 Proxy Materials. None of the information relating to the Company, the Bank or any of their respective subsidiaries to be included in the Proxy Statement which is to be mailed to the shareholders of the Company in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact, necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of such Proxy Statement (other than information supplied by SouthTrust concerning SouthTrust or any of its subsidiaries) shall be and remain with the Company, the Bank and their respective subsidiaries.

         Section 3.25 Deposit Insurance. The deposit accounts of the Bank are insured by the Bank Insurance Fund in accordance with the provisions of the Federal Deposit Insurance Act (the "Act"); the Bank has paid all regular premiums and special assessments and filed all reports required under the Act.

         Section 3.26 Untrue Statements and Omissions. No representation or warranty contained in Article III of this Agreement or in the Disclosure Schedules of the Company contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                              SOUTHTRUST AND ST-FL


         SouthTrust and ST-FL hereby represent and warrant to the Company as follows as of the date hereof and also on the Effective Time of the Share Exchange (except as otherwise provided):

         Section 4.1 Organization and Related Matters of SouthTrust. (a) SouthTrust is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SouthTrust has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and SouthTrust is licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by SouthTrust, or the character or location of the properties and assets owned or leased by SouthTrust makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of SouthTrust on a consolidated basis. SouthTrust is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. True and correct copies of the Restated Certificate of Incorporation of SouthTrust and the Bylaws of SouthTrust, each as amended to the date hereof, have been made available to the Company.

                 (b) SouthTrust has in effect all federal, state, local and foreign governmental, regulatory and other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as now conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

                 (c) The minute books of SouthTrust contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Boards of Directors of SouthTrust.

         Section 4.2 Organization and Related Matters of ST-FL. (a) ST-FL is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. ST-FL has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, or as proposed to be conducted pursuant to this Agreement, and ST-FL is licensed or qualified to do business in each jurisdiction which the nature of the business conducted by ST-FL, or the character or location or the properties and assets owned or leased by ST-FL make such licensing or qualification necessary, except where the failure to be so licensed or qualified (or steps necessary to cure such failure) would not have a material adverse effect on the Condition of ST-FL on a consolidated basis. True and correct copies of the Articles of Incorporation and Bylaws of ST-FL, as each may be amended to the date hereof, will be made available to the Company.

                 (b) ST-FL, as of the Effective Time of the Share Exchange, will have in effect all federal, state, local and foreign governmental, regulatory or other authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as proposed to be conducted, the absence of which, either individually or in the aggregate, would have a material adverse effect on the Condition of ST-FL on a consolidated basis.

                 (c) As of the Effective Time of the Share Exchange, the minute books of ST-FL will contain complete and accurate records in all material respects of all meetings and other corporate actions held or taken by the shareholders and Board of Directors of ST-FL.

         Section 4.3 Capitalization. As of March 31, 1996, the authorized capital stock of SouthTrust consisted of 200,000,000 shares of common stock, par value $2.50 per share, 94,970,009 shares (which includes the rights associated with such shares pursuant to that certain Rights Agreement dated as of February 22, 1989 between SouthTrust and Chemical Mellon Shareholder Services) of which are issued and outstanding (exclusive of any such shares held in the treasury of SouthTrust as of the date hereof), and 5,000,000 shares of preferred stock, par value $1.00 per share, none of which is issued and outstanding as of the date hereof. All issued and outstanding shares of common stock of SouthTrust have been duly authorized and validly issued, and all such shares are fully paid and nonassessable.

         Section 4.4 Authorization. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby and in any related agreements, have been or, as of the Effective Time of the Share Exchange, will have been duly authorized by the Boards of Directors of SouthTrust and ST-FL, and no other corporate proceedings on the part of SouthTrust or ST-FL are or will be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the valid and binding obligation of SouthTrust and ST-FL enforceable against each in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any provision of the Restated Certificate of Incorporation or Bylaws of SouthTrust or the Articles or Certificate of Incorporation or Bylaws of ST-FL or, (ii) to SouthTrust's knowledge and assuming that any necessary Consents are duly obtained, (A) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of SouthTrust or ST-FL under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which SouthTrust or ST-FL is a party, or by which SouthTrust or ST-FL or any of their respective properties or assets may be bound or affected, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to SouthTrust or ST-FL or any of their respective material properties or assets, except for such conflicts, breaches or defaults as, individually or in the aggregate, will not have a material adverse effect on the Condition of SouthTrust on a consolidated basis.

         Section 4.5 Financial Statements. (a) SouthTrust has made available to the Company copies of the consolidated financial statements of SouthTrust as of and for the years ended December 31, 1994 and 1995, and as of and for the periods ended March 31, 1996 and SouthTrust will make available to the Company, as soon as practicable following the preparation of additional consolidated financial statements for each subsequent quarter or year of SouthTrust, the consolidated financial statements of SouthTrust as of and for such subsequent quarter or year (such consolidated financial statements, unless otherwise indicated, being hereinafter referred to collectively as the "Financial Statements of SouthTrust").

                 (b) Each of the Financial Statements of SouthTrust (including the related notes) have been or will be prepared in all material respects in accordance with generally accepted accounting principles, which principles have been or will be consistently applied during the periods involved, except as otherwise noted therein, and the books and records of SouthTrust have been, are being, and will be maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only the actual transactions. Each of the Financial Statements of SouthTrust (including the related notes) fairly presents or will fairly present the consolidated financial position of SouthTrust as of the respective dates thereof and fairly presents or will fairly present the results of operations of SouthTrust for the respective periods therein set forth.

                 (c) Since December 31, 1995, SouthTrust has not incurred any obligation or liability (contingent or otherwise) that has or might reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Condition of SouthTrust on a consolidated basis, except obligations and liabilities (i) which are accrued or reserved against in the Financial Statements of SouthTrust or reflected in the notes thereto, and (ii) which were incurred after December 31, 1995 in the ordinary course of business consistent with past practices. Since December 31, 1995 and except for the matters described in (i) and (ii) above, SouthTrust has not incurred or paid any obligation or liability which would be material to the Condition of SouthTrust on a consolidated basis.

         Section 4.6 Absence of Certain Changes or Events. Since December 31, 1995, there has not been any material adverse change in the Condition of SouthTrust on a consolidated basis, and to the knowledge of SouthTrust, no fact or condition exists which might reasonably be expected to cause such a material adverse change in the future.

         Section 4.7 Legal Proceedings, Etc. SouthTrust is not a party to any, and there are no pending, or, to the knowledge of SouthTrust, threatened, legal, administrative, arbitration or other proceedings, claims, actions, causes of action or governmental investigations of any nature against SouthTrust challenging the validity or propriety of the transactions contemplated by this Agreement or which would be required to be reported by SouthTrust pursuant to Item 103 of Regulation S-K promulgated by the SEC.

         Section 4.8 Insurance. SouthTrust has in effect insurance coverage with insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by institutions comparable in size and operation to SouthTrust.

         Section 4.9 Consents and Approvals. Except for (i) the Consents of the Regulatory Authorities; (ii) approval of this Agreement by the respective shareholders of ST-FL and the Company; (iii) filing of Articles or Certificate of Share Exchange with the State of Florida; and (iv) as previously disclosed, no consents or approvals by, or filings or registrations with, any third party or any public body, agency or authority are necessary in connection with the execution and delivery by SouthTrust and ST-FL or, to the knowledge of SouthTrust, by the Company of this Agreement, and the consummation of the Share Exchange and the other transactions contemplated hereby.

         Section 4.10 Accounting, Tax, Regulatory Matters. SouthTrust has not agreed to take any action, has no knowledge of any fact and has not agreed to any circumstance that would (i) prevent the transactions contemplated hereby, including the Share Exchange, from qualifying as a reorganization within the meaning of Section 368 of the Code, or (ii) materially impede or delay receipt of any Consent from any Regulatory Authority referred to in the Agreement.

         Section 4.11 Proxy Materials. None of the information relating solely to SouthTrust or any of its subsidiaries to be included or incorporated by reference in the Proxy Statement which is to be mailed to the shareholders of the Company in connection with the solicitation of their approval of this Agreement will, at the time such Proxy Statement is mailed or at the time of the meeting of shareholders of the Company to which such Proxy Statement relates, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make a statement therein not false or misleading. The legal responsibility for the contents of the information supplied by SouthTrust and relating solely to SouthTrust which is either included or incorporated by reference in the Proxy Statement shall be and remain with SouthTrust.

         Section 4.12 No Broker's or Finder's Fees. Neither SouthTrust nor ST-FL or any of their subsidiaries, affiliates or employers has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with this Agreement or the consummation of any of the transactions contemplated herein.

         Section 4.13 Untrue Statements and Omissions. No representation or warranty contained in Article IV of this Agreement or in the Disclosure Schedules of SouthTrust or ST-FL contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.



                                   ARTICLE V

                            COVENANTS AND AGREEMENTS


         Section 5.1 Conduct of the Business of the Company. (a) During the period from the date of this Agreement to the Effective Time of the Share Exchange, the Company shall, and shall cause the Bank and each direct or indirect subsidiary of the Company to, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and prudent banking principles, (ii) use its best efforts to maintain and preserve intact its business organization, employees, goodwill with customers and advantageous business relationships and retain the services of its officers and key employees, and (iii) except as required by law or regulation, take no action which would adversely affect or delay the ability of the Company or SouthTrust and ST-FL to obtain any Consent from any Regulatory Authorities or other approvals required for the consummation of the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

                 (b) During the period from the date of this Agreement to the Effective Time of the Share Exchange, except as required by law or regulation, the Company shall not, and it shall not permit the Bank or any of their respective subsidiaries, without the prior written consent of SouthTrust, to:

         (i) change, delete or add any provision of or to the Articles of Incorporation or Bylaws of the Company, the Bank or any of their respective subsidiaries;

         (ii) except for the issuance of the Company Shares pursuant to the terms of the Company Options, change the number of shares of the authorized, issued or outstanding capital stock of the Company, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock of the Company, declare, set aside or pay any dividend or other distribution with respect to the outstanding capital stock of the Company, provided, however, that if the transactions contemplated by this Agreement are not consummated prior to October 1, 1996, the Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay cash dividends in respect of the Company Shares at a rate not in excess of the per share cash dividends declared and paid by the Company in respect of the Company Shares for the year ended December 31, 1995, multiplied by 75%, and if the transactions contemplated by this Agreement are not consummated prior to January 1, 1997, the Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay cash dividends in respect of the Company Shares at a rate which, when added to any previous cash dividend declared and paid in respect of the Company Shares for the year ended December 31, 1996, will not be in excess of the per share cash dividend declared and paid by the Company in respect of the Company Shares for the year ended December 31, 1995;

         (iii) incur any material liabilities or material obligations (other than deposit liabilities and short-term borrowings in the ordinary course of business), whether directly or by way of guaranty, including any obligation for borrowed money, or whether evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practice;

         (iv) make any capital expenditures individually in excess of $25,000, or in the aggregate in excess of $50,000 other than pursuant to binding commitments existing on December 31, 1995 and disclosed in a Disclosure Schedule delivered pursuant to
                 Article III of this Agreement or in the annexed Disclosure
                 Schedule 5.1(b)(iv) and other than expenditures necessary to maintain existing assets in good repair;

         (v) sell, transfer, convey or otherwise dispose of any real property (including "other real estate owned") or interest therein having a book value in excess of or in exchange for consideration in excess of $50,000;

         (vi) pay any bonuses to any executive officer except pursuant to the terms of an enforceable written employment agreement; enter into any new, or amend in any respect any existing, employment, consulting, non-competition or independent contractor agreement with any person; alter the terms of any existing incentive bonus or commission plan; adopt any new or amend in any material respect any existing employee benefit plan, except as may be required by law; grant any general increase in compensation to its employees as a class or to its officers except for non-executive officers in the ordinary course of business and consistent with past practices and policies or except in accordance with the terms of an enforceable written agreement; grant any material increases in fees or other increases in compensation or in other benefits to any of its directors; or effect any change in any material respect in retirement benefits to any class of employees or officers, except as required by law;

         (vii) enter into or extend any agreement, lease or license relating to real property, personal property, data processing or bankcard functions relating to the Company, the Bank or any of their respective subsidiaries that involves an individual expenditure of $25,000 or an aggregate expenditure of $50,000; or

         (viii) acquire twenty percent (20%) or more of the assets or equity securities of any person or acquire direct or indirect control of any person, other than in connection with (A) any internal reorganization or consolidation involving existing subsidiaries of the Company or the Bank which has been approved in advance in writing by SouthTrust, (B) foreclosures in the ordinary course of business, (C) acquisitions of control by a banking subsidiary in a fiduciary capacity or (D) the creation of new subsidiaries organized to conduct and continue activities otherwise permitted by this Agreement.

         Section 5.2 Current Information. During the period from the date of this Agreement to the Effective Time of the Share Exchange or the time of termination or abandonment of this Agreement, the Company will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of SouthTrust and to report the general status of the ongoing operations of the Company. The Company will promptly notify SouthTrust of any material change in the normal course of business or the operations or the properties of the Company, the Bank or any of their respective subsidiaries, any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) affecting the Company, the Bank or their respective subsidiaries, the institution or the threat of material litigation, claims, threats or causes of action involving the Company, the Bank or any of their respective subsidiaries, and will keep SouthTrust fully informed of such events. The Company will furnish to SouthTrust, promptly after the preparation and/or receipt by the Company thereof, copies of its unaudited periodic financial statements and call reports for the applicable periods then ended, and such financial statements and call reports shall, upon delivery to SouthTrust, be treated, for purposes of Section 3.3 hereof, as among the Financial Statements of the Company, the Financial Statements of the Bank and the Call Reports of the Bank.

         Section 5.3 Access to Properties; Personnel and Records. (a) So long as this Agreement shall remain in effect, the Company, the Bank and their respective subsidiaries, shall permit SouthTrust and ST-FL or their agents full access, during normal business hours, to the properties of the Company, the Bank and their respective subsidiaries, and shall disclose and make available (together with the right to copy) to SouthTrust and ST-FL and to its internal auditors, loan review officers, attorneys, accountants and other representatives, all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the Company, the Bank or their respective subsidiaries, including all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory agency, examination reports, correspondence with regulatory or taxing authorities, documents relating to assets, titles, abstracts, appraisals, consultant's reports, plans affecting employees, securities transfer records and stockholder lists, and any other assets, business activities or prospects in which SouthTrust and ST-FL may have a reasonable interest, and the Company, the Bank and their respective subsidiaries shall use their reasonable best efforts to provide SouthTrust and ST-FL and its representatives access to the work papers of the Company's, the Bank's and their respective subsidiaries' accountants. The Company, the Bank and their respective subsidiaries shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would violate any confidentiality agreement; provided that the Company, the Bank and their respective subsidiaries shall cooperate with SouthTrust and ST-FL in seeking to obtain Consents from appropriate parties under whose rights or authority access is otherwise restricted. The foregoing rights granted to SouthTrust shall not, whether or not and regardless of the extent to which the same are exercised, affect the representations and warranties made in this Agreement by the Company, the Bank or their respective subsidiaries.

                 (b) All information furnished by the parties hereto pursuant to this Agreement shall be treated as the sole property of the party providing such information until the consummation of the Share Exchange contemplated hereby and, if such transaction shall not occur, the party receiving the information shall return to the party which furnished such information, all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed transactions are abandoned but shall not apply to (i) any information which (A) the party receiving the information was already in possession of prior to disclosure thereof by the party furnishing the information, (B) was then available to the public, or (C) became available to the public through no fault of the party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or regulatory agency; provided that the party which is the subject of any such legal requirement or order shall use its best efforts to give the other party at least ten (10) business days prior notice thereof. Each party hereto acknowledges and agrees that a breach of any of their respective obligations under this Section 5.3 would cause the other irreparable harm for which there is no adequate remedy at law, and that, accordingly, each is entitled to injunctive and other equitable relief for the enforcement thereof in addition to damages or any other relief available at law.

         Section 5.4 Approval of the Company Shareholders. The Company will take all steps necessary under applicable laws to call, give notice of, convene and hold a meeting of its shareholders at such time as may be mutually agreed to by the parties for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes consistent with the complete performance of this Agreement as may be necessary or desirable. Subject to compliance with its fiduciary duties (as advised in writing by counsel), the Board of Directors of the Company will recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and the Company will use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby.

         Section 5.5 No Other Bids. The Company, acting through any director or officer or other agent shall not now, nor shall it knowingly permit any of its subsidiaries to, nor shall it authorize or knowingly permit any officer, director or employee of, or any investment banker, attorney, accountant or other representative retained by the Company, the Bank or any of their respective subsidiaries, to solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to any takeover proposal with respect to the Company, the Bank or any of their respective subsidiaries, except where the failure to furnish such information or participate in such discussions or negotiations would, as advised in writing by counsel, constitute a breach of the fiduciary duties of the Board of Directors of the Company. Any action taken by the Company, upon advice of its counsel, in accordance with the preceding sentence, including the termination of this Agreement in connection with the execution by the Company of a definitive agreement as a result of a takeover proposal, shall not be deemed to be, or to result in, a breach of any of the representations, warranties, covenants, agreements or restrictions of the Company contained in this Agreement. The Company shall promptly advise SouthTrust orally and in writing of any such inquiries or proposals received by the Company, the Bank or any of their respective subsidiaries after the date hereof. As used in this Section 5.5, "takeover proposal" shall mean any proposal for a merger or other business combination involving the Company, the Bank or any of their respective subsidiaries or for the acquisition of a significant equity interest in the Company, the Bank or any of their respective subsidiaries or for the acquisition of a significant portion of the assets of the Company, the Bank or any of their respective subsidiaries.

         Section 5.6 Notice of Deadlines. The Company shall notify SouthTrust in writing of any deadline to exercise an extension or termination of any material lease, agreement or license (including specifically real property leases and data processing agreements) to which the Company, the Bank or any of their respective subsidiaries is a party, at least ten (10) days prior to such deadline.

         Section 5.7 Maintenance of Properties. The Company, the Bank and their respective subsidiaries will maintain their respective properties and assets in satisfactory condition and repair for the purposes for which they are intended, ordinary wear and tear excepted.

         Section 5.8 Environmental Audits. At the election of SouthTrust, the Company will, at SouthTrust's expense, with respect to each parcel of real property that the Company, the Bank or any of their respective subsidiaries owns, leases or subleases, procure and deliver to SouthTrust and ST-FL, at least thirty (30) days prior to the Effective Time of the Share Exchange, an environmental audit, which audit shall be reasonably acceptable to and shall be conducted by a firm reasonably acceptable to SouthTrust.

         Section 5.9 Title Insurance. At the election of SouthTrust, the Company will, at SouthTrust's expense, with respect to each parcel of real property that the Company, the Bank or any of their respective subsidiaries owns, leases or subleases, procure and deliver to SouthTrust and ST-FL, at least thirty (30) days prior to the Effective Time of the Share Exchange, owner's title insurance issued in such amounts and by such insurance company reasonably acceptable to

SouthTrust, which policy shall be free of all material exceptions to SouthTrust's reasonable satisfaction.

         Section 5.10 Surveys. At the election of SouthTrust, with respect to each parcel of real property as to which a title insurance policy is to be procured pursuant to Section 5.9, the Company, at SouthTrust's expense, will procure and deliver to SouthTrust and ST-FL at least thirty (30) days prior to the Effective Time of the Share Exchange, a survey of such real property, which survey shall be reasonably acceptable to and shall be prepared by a licensed surveyor reasonably acceptable to SouthTrust, disclosing the locations of all improvements, easements, sidewalks, roadways, utility lines and other matters customarily shown on such surveys and showing access affirmatively to public streets and roads and providing the legal description of the property in a form suitable for recording and insuring the title thereof (the "Survey"). The Survey shall not disclose any survey defect or encroachment from or onto such real property that has not been cured or insured over prior to the Effective Time of the Share Exchange.

         Section 5.11 Compliance Matters. Prior to the Effective Time of the Share Exchange, the Company shall take, or cause to be taken, at the Company's expense, all steps reasonably requested by SouthTrust to cure any deficiencies in regulatory compliance by the Company, the Bank or any of their respective subsidiaries, including compliance with Regulations Z and CC of the
FRB); provided that neither SouthTrust nor ST-FL shall be responsible for discovering or have any obligation to disclose the existence of such defects to the Company nor shall SouthTrust or ST-FL have any liability resulting from such deficiencies or attempts to cure them.

         Section 5.12 Exemption Under Anti-Takeover Statutes. Prior to the Effective Time of the Share Exchange, the Company will use its best efforts to take all steps required to exempt the transactions contemplated by this Agreement from any applicable state anti-takeover law.

         Section 5.13 Collateral Merger and Other Agreements. Prior to the Effective Time of the Share Exchange, the Company and ST-FL and ST-Bank and the Bank shall have executed and delivered the Collateral Merger Agreements, substantially in the form annexed hereto as Exhibit 5.13.



                                   ARTICLE VI

                      ADDITIONAL COVENANTS AND AGREEMENTS


         Section 6.1 Best Efforts; Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or otherwise, including attempting to obtain all necessary Consents, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement.

         Section 6.2 Regulatory Matters. (a) Following the execution and delivery of this Agreement, SouthTrust and ST-FL and the Company shall cause to be prepared and filed all required applications and filings with the Regulatory Authorities which are necessary or contemplated for the obtaining of the Consents of the Regulatory Authorities or consummation of the Share Exchange. Such applications and filings shall be in such form as may be prescribed by the respective government agencies and shall contain such information as they may require. The parties hereto will cooperate with each other and use their best efforts to prepare and execute all necessary documentation, to effect all necessary or contemplated filings and to obtain all necessary or contemplated permits, consents, approvals, rulings and authorizations of government agencies and third parties which are necessary or contemplated to consummate the transactions contemplated by this Agreement, including, without limitation, those required or contemplated from the Regulatory Authorities, and the shareholders of the Company. Each of the parties shall have the right to review and approve in advance, which approval shall not be unreasonably withheld, any filing made with, or written material submitted to, any government agencies in connection with the transactions contemplated by this Agreement.

                 (b) Each party hereto will furnish the other party with all information concerning itself, its subsidiaries, directors, trustees, officers, shareholders and depositors, as applicable, and such other matters as may be necessary or advisable in connection with any statement or application made by or on behalf of any such party to any governmental body in connection with the transactions, applications or filings contemplated by this Agreement. Upon request, the parties hereto will promptly furnish each other with copies of written communications received by them or their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

         Section 6.3 Other Matters. (a) The parties acknowledge that subject to the provisions of Section 8.8 hereof, nothing in this Agreement shall be construed as constituting an employment agreement between SouthTrust or any of its affiliates and any officer or employee of the Company or the Bank or any obligation on the part of SouthTrust or any of its affiliates to employ any such officers or employees.

                 (b) The parties agree that, except as otherwise provided in paragraph 6.3(c), appropriate steps shall be taken to terminate all employee benefit plans of the Company and the Bank as of the Effective Time of the Share Exchange or as promptly as practicable thereafter. Following the termination of such plans, SouthTrust agrees that the officers and employees of the Company and the Bank who are employed by the Company or the Bank (or their successors) following the Effective Time of the Share Exchange shall be eligible to participate in SouthTrust's employee benefit plans, including welfare and fringe benefit plans on the same basis as and subject to the same conditions as are applicable to any newly-hired employee of SouthTrust; provided, however, that:

                          (i) with respect to SouthTrust's group medical insurance plan, SouthTrust shall credit each such employee for eligible expenses incurred by such employee and his or her dependents (if applicable) under the Company's and the Bank's group medical insurance plan during the current calendar year for purposes of satisfying the deductible provisions under SouthTrust's plan for such current year, and SouthTrust shall waive all waiting periods under said plans for pre-existing conditions; and

                          (ii) credit for each such employee's past service with the Company and the Bank prior to the Effective Time of the Share Exchange ("Past Service Credit") shall be given by SouthTrust to employees for purposes of:

                                  (1)      determining vacation and sick leave
                          benefits and accruals, in accordance with the established policies of SouthTrust;

                                  (2)      establishing eligibility for
                          participation in SouthTrust's employee benefit plans (including welfare and fringe benefit plans), and for purposes of determining the scheduling of vacations and other determinations which are made based on length of service, provided, however, notwithstanding anything contained in this Agreement to the contrary, Past Service Credit shall not be given to any such employee for purposes of establishing eligibility in the 1990 Discounted Stock Plan of SouthTrust.

                 (c) The parties further agree that the Heritage Bancshares 401(k) Profit Sharing Plan (the "PS Plan") will either be merged into the SouthTrust Corporation Employees' Profit Sharing Plan (the "ST-Plan") effective as of a date following the Effective Time of the Share Exchange selected by SouthTrust or, if so elected by SouthTrust, terminated as of a date prior to, on or after the Effective Time of the Share Exchange and prior to the January 1 following the Effective Time of the Share Exchange. The determination as to whether the PS Plan shall be terminated or merged into the ST-Plan shall be made by SouthTrust. From and after the January 1 following the Effective Time of the Share Exchange, or such earlier date as SouthTrust may determine, for purposes of determining eligibility to participate in, and vesting in accrued benefits under both the ST-Plan and the SouthTrust Corporation Revised Retirement Income Plan (the "ST-Retirement Plan"), employment by the Company and the Bank shall be credited as if it were employment by SouthTrust or its affiliates, and such service shall be credited for purposes of determining benefit accrual under the ST-Plan but not under the ST-Retirement Plan.

                 (d) The parties further agree that employees of the Company or the Bank shall be entitled to the severance benefits set forth and described in Disclosure Schedule 6.3 hereto.

         Section 6.4 Indemnification. (a) The Company agrees to indemnify, defend and hold harmless SouthTrust and its subsidiaries, and each of their respective present and former officers, directors, employees and agents, from and against all losses, expenses, claims, damages or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act of 1933 or the Securities Exchange Act of
1934), and will reimburse each of them for any legal, accounting or other expenses reasonably incurred in connection with investigating or defending any such actions, whether or not resulting in liability, insofar as such losses, expenses, claims, damages or liabilities arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in the Proxy Statement or any application for the approval of the transactions contemplated by this Agreement filed with any Regulatory Authority or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

                 (b) For three (3) years after the Effective Time of the Share Exchange, SouthTrust shall cause ST-FL to indemnify, defend and hold harmless the officers, directors, employees and agents of the Company and the Bank (each an "Indemnified Party") as of the Effective Time of the Share Exchange, regardless of whether or not such persons are employed thereafter, against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time of the Share Exchange (including, without limitation, the transactions contemplated by this Agreement) to the full extent then permitted by the Company's and the Bank's Certificate or Articles of Incorporation or Articles of Association and Bylaws, as such instruments are in effect as of the date hereof.

                 If, after the Effective Time of the Share Exchange, ST-FL or any of its successors or assigns shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving bank or entity of such consolidation or merger or shall transfer all or substantially all of its properties and assets to any individual, bank or other entity, then, and each such case, proper provisions shall be made so that the successors and assigns of ST-FL shall assume any of the obligations remaining set forth in the above paragraph. If ST-FL shall liquidate, dissolve or otherwise wind up its business, then SouthTrust shall indemnify, defend and hold harmless each indemnified party to the same extent and under the same terms that ST-FL was obligated to do so pursuant to this Section 6.4.

         Section 6.5 Consideration. SouthTrust shall pay or cause to be paid the Cash Consideration as and when the same shall be required to be issued and paid pursuant to this Agreement.



                                  ARTICLE VII

                          MUTUAL CONDITIONS TO CLOSING


         The obligations of SouthTrust and ST-FL, on the one hand, and the Company, on the other hand, to consummate the transactions provided for herein shall be subject to the satisfaction of the following conditions, unless waived as hereinafter provided for:

         Section 7.1 Shareholder Approval. The Share Exchange shall have been approved by the requisite vote of the shareholders of the Company and the sole shareholder of ST-FL.

         Section 7.2 Regulatory Approvals. All necessary Consents of the Regulatory Authorities shall have been obtained and all notice and waiting periods required by law to pass after receipt of such Consents shall have passed, and all conditions to consummation of the Share Exchange set forth in such Consents shall have been satisfied.

         Section 7.3 Litigation. There shall be no actual or threatened causes of action, investigations or proceedings (i) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, or (ii) seeking damages in connection with the transactions contemplated by this Agreement, or (iii) seeking to restrain or invalidate the transactions contemplated by this Agreement, which, in the case of (i) through
(iii), and in the reasonable judgment of either SouthTrust or the Company, based upon advice of counsel, would have a material adverse effect with respect to the interests of SouthTrust or the Company, as the case may be.

         Section 7.4 Proxy Statement. The Proxy Statement of the Company shall have been filed with all governmental authorities as may be required and shall have been authorized for mailing.

                                  ARTICLE VIII

             CONDITIONS TO THE OBLIGATIONS OF SOUTHTRUST AND ST-FL


         The obligations of SouthTrust and ST-FL to consummate the Share Exchange are subject to the fulfillment of each of the following conditions, unless waived as hereinafter provided for:

         Section 8.1 Representations and Warranties. The representations and warranties of the Company set forth in this Agreement and in any certificate or document delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Share Exchange (as though made on and as of the Effective Time of the Share Exchange except to the extent such representations and warranties are by their express provisions made as of a specified date and except for changes therein contemplated by this Agreement).

         Section 8.2 Performance of Obligations. The Company shall have performed all covenants, obligations and agreements required to be performed by it under this Agreement prior to the Effective Time of the Share Exchange.

         Section 8.3 Certificate Representing Satisfaction of Conditions. The Company shall have delivered to SouthTrust and ST-FL a certificate dated as of the Closing Date as to the satisfaction of the matters described in Sections
8.1 and 8.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of the Company under Article III of this Agreement.

         Section 8.4 Absence of Adverse Facts. There shall have been no determination by SouthTrust, in the reasonable exercise of its judgment, that any fact, event or condition exists or has occurred that, in the judgment of SouthTrust, (a) would have a material adverse effect on, or which may be foreseen to have a material adverse effect on, the Condition of the Company on a consolidated basis or the consummation of the transactions contemplated by this Agreement, (b) would be of such significance with respect to the business or economic benefits expected to be obtained by SouthTrust pursuant to this Agreement as to render inadvisable the consummation of the transactions pursuant to this Agreement, (c) would be materially adverse to the interests of SouthTrust on a consolidated basis or (d) would render the Share Exchange or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 8.5 Opinion of Counsel. SouthTrust shall have received an opinion of counsel from Smith, Gambrell & Russell, in substantially the form set forth in Exhibit 8.5 hereof, and with respect to matters of Florida law, Smith, Gambrell & Russell may rely upon an opinion of Florida counsel acceptable to Smith, Gambrell & Russell and SouthTrust.

         Section 8.6 Consents Under Agreements. The Company shall have obtained the consent or approval of each person (other than the Consents of the Regulatory Authorities) whose consent or approval shall be required in order to permit the succession by the Surviving Corporation to any obligation, right or interest of the Company under any loan or credit agreement, note, mortgage, indenture, lease, license, or other agreement or instrument, except those for which failure to obtain such consents and approvals would not in the opinion of SouthTrust, individually or in the aggregate, have a material adverse effect on the Surviving Corporation or upon the consummation of the transactions contemplated by this Agreement.

         Section 8.7 Material Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Share Exchange by any Regulatory Authority which, in connection with the grant of any Consent by any Regulatory Authority, imposes, in the judgment of SouthTrust, any material adverse requirement upon SouthTrust or its subsidiaries, including, without limitation, any requirement that SouthTrust sell or dispose of any significant amount of the assets of the Company or any other banking or other subsidiary of SouthTrust, provided that, except for any such requirement relating to the above-described sale or disposition of any significant assets of the Company or any banking or other subsidiary of SouthTrust, no such term or condition imposed by any Regulatory Authority in connection with the grant of any Consent by any Regulatory Authority shall be deemed to be a material adverse requirement unless it materially differs from terms and conditions customarily imposed by any such entity in connection with the acquisition of [banks, savings associations and bank and savings association holding companies] under similar circumstances.

         Section 8.8 Matters Relating to Employment Agreements. (a) SouthTrust and Leo R. Doerr shall have executed and delivered a replacement employment agreement, which replacement employment agreement (the "Doerr Replacement Agreement") (i) shall provide, among other matters, that if the change of control provisions contained in the employment agreement between Leo
R. Doerr and the Company and the Bank dated as of September 11, 1995, (the "Original Employment Agreement") (which provisions shall be included in the Replacement Agreement) become applicable, and if change of control payments thereafter are made to Leo R. Doerr pursuant thereto, Leo R. Doerr shall agree not to compete with SouthTrust and its subsidiaries for a period of three (3) years from the date of any such change of control payments, (ii) shall be satisfactory to SouthTrust and Leo R. Doerr and (iii) shall supersede and replace the Original Employment Agreement.

                 (b) SouthTrust and/or ST-Bank shall execute and deliver an assumption of the employment agreement between the Company, the Bank, and Geoffrey W. Roepstorff, dated September 11, 1995.

         Section 8.9 Acknowledgment of Option Cancellation. Each Company Option shall be canceled and terminated as of the Effective Time of the Share Exchange and each holder of the Company Options outstanding immediately prior to the Effective Time of the Share Exchange shall have executed and delivered to SouthTrust such instruments as SouthTrust, with the advice of counsel, may deem necessary to effectuate the cancellation and termination of such the Company Options and the release of any rights under the Company Options and any related agreements or instruments.

         Section 8.10 Resignation of Officers and Directors. SouthTrust or ST-FL shall have received the resignation of all officers and directors of the Company and the Bank who are not designated by SouthTrust, pursuant to Section
1.1 hereof, to act as officers or directors of the Company and the Bank after the Effective Time of the Share Exchange.

         Section 8.11 Outstanding Shares of the Company. The total number of the Company Shares outstanding as of the Effective Time of the Share Exchange and the total number of the Company Shares covered by any option, warrant, commitment, or other right or instrument to purchase or acquire any Company Share that is outstanding as of the Effective Time of the Share Exchange, including any securities or rights convertible into or exchangeable for the Company Shares, shall not exceed 742,510 shares in the aggregate.

         Section 8.12 Dissenters. The holders of not more than five percent (5%) of the outstanding the Company Shares shall have elected to exercise their right to dissent from the Share Exchange and demand payment in cash for the fair or appraised value of their shares.

         Section 8.13 Certification of Claims. The Company shall have delivered a certificate to SouthTrust that the Company is not aware of any pending or threatened claim under the directors and officers insurance policy or the fidelity bond coverage of the Company.



                                   ARTICLE IX

                    CONDITIONS TO OBLIGATIONS OF THE COMPANY


         The obligation of the Company to consummate the Share Exchange as contemplated herein is subject to each of the following conditions, unless waived as hereinafter provided for:

         Section 9.1 Representations and Warranties. The representations and warranties of SouthTrust and ST-FL contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof will be true and correct as of the Effective Time of the Share Exchange (as though made on and as of the Effective Time of the Share Exchange).

         Section 9.2 Performance of Obligations. SouthTrust and ST-FL shall have performed all covenants, obligations and agreements required to be performed by them and under this Agreement prior to the Effective Time of the Share Exchange.

         Section 9.3 Certificate Representing Satisfaction of Conditions. SouthTrust and ST-FL shall have delivered to SouthTrust and ST-FL a certificate dated as of the Effective Time of the Share Exchange as to the satisfaction of the matters described in Sections 9.1 and 9.2 hereof, and such certificate shall be deemed to constitute additional representations, warranties, covenants, and agreements of SouthTrust and ST-FL under Article IV of this Agreement.

         Section 9.4 Absence of Adverse Facts. There shall have been no determination by the Company that any fact, event or condition exists or has occurred that, in the judgment of the Company, (a) would have a material adverse effect on, or which may be foreseen to have a material adverse effect on, the Condition of SouthTrust on a consolidated basis or the consummation of the transactions contemplated by this Agreement, or (b) would render the Share Exchange or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium, or a general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

         Section 9.5 Consents Under Agreements. SouthTrust and ST-FL shall have obtained the consent or approval of each person (other than the Consents of Regulatory Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the judgment of the Company, individually or in the aggregate, have a material adverse effect upon the consummation of the transactions contemplated hereby.

         Section 9.6 Opinion of Counsel. The Company shall have received the opinion of Bradley, Arant, Rose & White, counsel to SouthTrust, dated the Effective Time of the Share Exchange, to the effect set forth in Exhibit 9.6 hereof.



                                   ARTICLE X

                       TERMINATION, WAIVER AND AMENDMENT


         Section 10.1 Termination. This Agreement may be terminated and the Share Exchange abandoned at any time prior to the Effective Time of the Share Exchange:

                 (a) by the mutual consent in writing of SouthTrust and the Company; or

                 (b) by SouthTrust or the Company if the Share Exchange shall not have occurred on or prior to January 31, 1997, provided that the failure to consummate the Share Exchange on or before such date is not caused by any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this
Section 10.1(b);

                 (c) by SouthTrust or the Company (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of the nonterminating party to consummate the Share Exchange cannot be satisfied or fulfilled;

                 (d) by SouthTrust if: (i) SouthTrust shall have determined that any fact, event or condition exists that, in the reasonable judgment of SouthTrust, (A) is materially at variance with any warranty or representation of the Company, the Bank or any of their respective subsidiaries set forth in the Agreement or is a material breach of any covenant or agreement of the Company, the Bank or any of their respective subsidiaries contained in the Agreement, (B) has a material adverse effect or can be reasonably foreseen to have a material adverse effect upon the Condition of the Company on a consolidated basis or upon the consummation of the transactions contemplated by the Agreement, (C) would be materially adverse to the interests of SouthTrust and ST-Sub on a consolidated basis, (D) would be of such significance with respect to the business or economic benefits expected to be obtained by SouthTrust under this Agreement so as to render inadvisable consummation of the transactions contemplated by the Agreement, (E) renders the Share Exchange or the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or any other national securities exchange; or (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of the transactions contemplated by this Agreement.

                 (e) by the Company if (i) the Company shall have determined that any fact, event or condition exists that, in the judgment of the Company, (A) is materially at variance with any warranty or representation of SouthTrust or ST-Sub contained in the Agreement or is a material breach of any covenant or agreement of SouthTrust of ST-FL contained in the Agreement, (B) has a material adverse effect or can be reasonably seen to have a material adverse effect upon the consummation of the transactions contemplated by the Agreement, (ii) there shall be any litigation or threat of litigation (A) challenging the validity or legality of this Agreement or the consummation of the transactions contemplated by this Agreement, (B) seeking damages in connection with the consummation of the transactions contemplated by this Agreement or (C) seeking to restrain or invalidate the consummation of transactions contemplated by this Agreement, or
(iii) the Company shall have determined that any fact, event or condition exists that, in the judgment of the Company, would render the Share Exchange and the other transactions contemplated by this Agreement impractical because of any state of war, national emergency, banking moratorium or general suspension of trading on NASDAQ, the New York Stock Exchange, Inc. or other national securities exchange.

                 (f) by the Company in connection with entering into a definitive agreement with any person or persons who has made a takeover proposal, as contemplated by Section 5.5, provided that the Company has complied with all provisions of Section 5.5, including the advice of counsel and notice provisions thereof.

         Section 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement, it shall terminate and become void, without liability on behalf of any party, and have no effect, except as otherwise provided herein.

         Section 10.3 Effect of Wrongful Termination. Notwithstanding the foregoing provisions of Section 10.2, if the Share Exchange fails to be consummated because of the wrongful termination of this Agreement or a willful, knowing or grossly negligent breach by SouthTrust or ST-FL, on the one hand, or the Company, on the other hand, of any representation, warranty, covenant, undertaking, term or restriction contained herein, the other party shall have all rights and remedies afforded by law.

         Section 10.4 Amendments. To the extent permitted by law, this Agreement may be amended by a subsequent writing signed by each of SouthTrust, ST-FL and the Company.

         Section 10.5 Waivers. Subject to Section 11.10 hereof, prior to or at the Effective Time of the Share Exchange, SouthTrust and ST-FL, on the one hand, and the Company, on the other hand, shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions to its obligations under this Agreement, except any condition, which, if not satisfied, would result in the violation of any law or any applicable governmental regulation.

         Section 10.6 Non-Survival of Representations and Warranties. No representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by SouthTrust, ST-FL or the Company shall survive the Share Exchange, except for Sections 2.3, 6.3 and 6.4; provided, however, that any representation or warranty in any agreement, contract, report, opinion, undertaking or other document or instrument delivered hereunder in whole or in part by any person other than SouthTrust, ST-Sub, the Company or the Bank (or directors and officers thereof in their capacities as such) shall not so terminate and shall not be so extinguished; and provided further, that no representation or warranty of SouthTrust, ST-Sub, the Company or the Bank contained herein shall be deemed to be terminated or extinguished so as to deprive SouthTrust or ST-FL, on the one hand, and the Company or the Bank, on the other hand, of any defense at law or in equity which any of them otherwise would have to any claim against them by any person, including, without limitation, any shareholder or former shareholder of either party. No representation or warranty in this Agreement shall be affected or deemed waived by reason of the fact that SouthTrust, ST-Sub, the Company or the Bank and/or its representatives knew or should have known that any such representation or warranty was, is, might be or might have been inaccurate in any respect.



                                   ARTICLE XI

                                 MISCELLANEOUS


         Section 11.1 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement among SouthTrust, ST-FL and the Company with respect to the transactions contemplated hereunder and this Agreement supersedes all prior arrangements or understandings with respect thereto, whether written or oral, including that letter of intent between the parties dated April 29, 1996. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, firm, corporation or entity, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         Section 11.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by first class or registered or certified mail, postage prepaid, telegram or telex or other facsimile transmission addressed as follows:

                 If to the Company:

                          Heritage Bancshares, Inc.
                          12988 South Cleveland Avenue
                          Fort Myers, Florida  33907
                          Attention:  Leo R. Doerr
                          Fax (813) 482-4771


                 with a copy to:

                          Smith, Gambrell & Russell
                          Suite 1800
                          3343 Peachtree Road, N.E.
                          Atlanta, Georgia  30326-1010
                          Attention:  Robert C. Schwartz, Esq.
                          Fax (404) 264-2652

                 If to ST-FL or SouthTrust, then to:

                          SouthTrust Corporation
                          420 North 20th Street
                          Birmingham, Alabama 35203
                          Attention:  Mr. Frederick W. Murray, Jr.
                          Fax (205) 254-5022

                 with a copy to:

                          Bradley, Arant, Rose & White
                          2001 Park Place, Suite 1400
                          Birmingham, Alabama 35203
                          Attention:  C. Larimore Whitaker, Esq.
                          Fax (205) 521-8715

                 All such notices or other communications shall be deemed to have been delivered (i) upon receipt when delivery is made by hand, (ii) on the third (3rd) business day after deposit in the United States mail when delivery is made by first class, registered or certified mail, and (iii) upon transmission when made by telegram, telex or other facsimile transmission if evidenced by a sender transmission completed confirmation.

         Section 11.3 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other competent authority to be invalid, void or unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and in no way shall be affected, impaired or invalidated, if, but only if, pursuant to such remaining terms, provisions, covenants and restrictions the Share Exchange may be consummated in substantially the same manner as set forth in this Agreement as of the later of the date this Agreement was executed or last amended.

         Section 11.4 Costs and Expenses. Expenses incurred by the Company on the one hand and SouthTrust on the other hand, in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approval and all other matters related to the closing of the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred same.

         Section 11.5 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.

         Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document.

         Section 11.7 Governing Law. This Agreement is made and shall be governed by and construed in accordance with the laws of the State of Florida (without respect to its conflicts of laws principles).

         Section 11.8 Persons Bound; No Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, distributees, and assigns, but notwithstanding the foregoing, this Agreement may not be assigned by any party hereto unless the prior written consent of the other parties is first obtained (other than by ST-FL to another affiliate of SouthTrust).

         Section 11.9 Exhibits and Schedules. Each of the exhibits and schedules attached hereto is an integral part of this Agreement and shall be applicable as if set forth in full at the point in the Agreement where reference to it is made.

         Section 11.10 Waiver. The waiver by any party of the performance of any agreement, covenant, condition or warranty contained herein shall not invalidate this Agreement, nor shall it be considered a waiver of any other agreement, covenant, condition or warranty contained in this Agreement. A waiver by any party of the time for performing any act shall not be deemed a waiver of the time for performing any other act or an act required to be performed at a later time. The exercise of any remedy provided by law, equity or otherwise and the provisions in this Agreement for any remedy shall not exclude any other remedy unless it is expressly excluded. The waiver of any provision of this Agreement must be signed by the party or parties against whom enforcement of the waiver is sought. This Agreement and any exhibit, memorandum or schedule hereto or delivered in connection herewith may be amended only by a writing signed on behalf of each party hereto.

         Section 11.11 Construction of Terms. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Agreement to be dated as of the date and year first above written.



[CORPORATE SEAL]
                                          HERITAGE BANCSHARES, INC.


                                      By:   /s/ Leo R. Doerr
                                         --------------------------------------
ATTEST                                        Its Chief Executive Officer

  /s/ Bruce D. Green
- ------------------------------
        Its Secretary


[CORPORATE SEAL]
                                          SOUTHTRUST OF FLORIDA, INC.


                                      By:   /s/ Alton E. Yother
                                         --------------------------------------
ATTEST:                                           Its Vice President

  /s/ A.D. Barnard
- ------------------------------
   Its Assistant Secretary


[CORPORATE SEAL]
                                          SOUTHTRUST CORPORATION


                                      By:   /s/ Alton E. Yother
                                         --------------------------------------
ATTEST:                                        Its Senior Vice President

  /s/ A.D. Barnard
- ------------------------------
        Its Secretary

                      AGREEMENT AND PLAN OR SHARE EXCHANGE
                         OF SOUTHTRUST OF FLORIDA, INC.
                         WITH HERITAGE BANCSHARES, INC.

                               LIST OF SCHEDULES

                         -----------------------------


Disclosure Schedule 2.2
Disclosure Schedule 3.4
Disclosure Schedule 3.5
Disclosure Schedule 3.6(b)
Disclosure Schedule 3.7
Disclosure Schedule 3.10
Disclosure Schedule 3.11
Disclosure Schedule 3.12(a)
Disclosure Schedule 3.13(a)
Disclosure Schedule 3.14(a)
Disclosure Schedule 3.14(b)
Disclosure Schedule 3.16
Disclosure Schedule 3.20
Disclosure Schedule 3.22
Disclosure Schedule 3.23
Disclosure Schedule 5.1(b)(iv)
Disclosure Schedule 6.3